                               JOHN HANCOCK TRUST

                       AMENDMENT TO SUBADVISORY AGREEMENT

                        WESTERN ASSET MANAGEMENT COMPANY

     AMENDMENT made as of this 26th day of December, 2007 to the Subadvisory Agreement dated April 28, 2006, as amended (the "Agreement"), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"), and Western Asset Management Company, a Delaware corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A of the Agreement relating to compensation of the Subadviser is amended to add the following portfolio:

     Floating Rate Income Trust

2.   EFECTIVE DATE

     This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and
(ii) execution of the Amendment.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

                                        JOHN HANCOCK INVESTMENT MANAGEMENT
                                        SERVICES, LLC


                                        By: /s/ Bruce R. Speca
                                            ------------------------------------
                                        Name: Bruce R. Speca
                                        Title: Executive Vice President


                                        WESTERN ASSET MANAGEMENT COMPANY


                                        By: /s/ Gavin L. James
                                            ------------------------------------
                                        Name: Gavin L. James
                                        Title: Director of Global Client
                                               Services and Marketing

                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                              AGGREGATE
PORTFOLIO                    NET ASSETS*
---------                    -----------
Floating Rate Income Trust       [_]%

* The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust. It also includes the net assets of one or more other portfolios of the Trust or other trusts as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)           Other Portfolio(s)
------------------           ------------------
Floating Rate Income Trust   --   Floating Rate Income Fund, a series of John
                                  Hancock Funds II

     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.